UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2005

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

0-2253		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2005, the Company adopted a form of indemnity agreement expected to be entered into with its current and future directors.

The form of indemnity agreement will be identical for each director with whom an agreement is entered into. In general, the indemnity agreement will provide for indemnification of the director for liabilities and expenses incurred in that capacity, or in a similar capacity for any entity served at the request of the Company, to the maximum extent permitted by its applicable law, and for advancement of expenses subject to an agreement to repay if it is ultimately determined that the director is not entitled to indemnification. The indemnity agreement also sets forth the terms and conditions that apply in determining whether the director is entitled to indemnification.

The indemnity agreement is in addition to and not in limitation of the director's other rights including those under the Company's Bye-Laws. The foregoing is qualified in its entirety by reference to the text of the indemnity agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Also on August 30, 2005, at a meeting of the Nominating & Governance Committee of the Board, the Board of Directors Compensation Program was amended, approved and adopted. A copy of the Board of Directors Compensation Program is attached as Exhibit 10.2. All equity-based compensation for the non-employee directors is made pursuant to the 2003 Non-Employee Director’s Plan, as approved by the Company’s shareholders at the May 2003 annual general meeting.

Exhibit No.	Description
10.1	Form of Indemnity Agreement
10.2	Board of Directors Compensation Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)
Date:	September 6, 2005	By:	/s/ Amanda Sodergren
			Name:	Amanda Sodergren
			Title:	Director of Group Legal